Exhibit 99.1
Cohen & Steers, Inc.
1166 Avenue of the Americas
New York, NY 10036
212 832 3232

Contact:
Robert Klemens
Vice President
Communications
212 796 9377

Cohen & Steers Appoints Karen Wilson Thissen to Board of Directors

NEW YORK, November 8, 2024—Cohen & Steers, Inc.’s (NYSE: CNS) Board of Directors has appointed Karen Wilson Thissen as a director of the company. Ms. Thissen has also been appointed as a member of the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Ms. Thissen is currently General Counsel and Secretary of General Mills, Inc. Prior to joining General Mills, she spent 17 years at Ameriprise Financial, Inc., serving most recently as Executive Vice President and General Counsel from 2017 to 2022. She also serves on the board of directors of Northside Achievement Zone, a nonprofit organization, and previously served on the board of directors of Columbia Threadneedle Investments EMEA, a subsidiary of Ameriprise Financial, from 2017 to 2022.

Martin Cohen, Chairman of the Board, said:
“On behalf of the Board, we welcome Karen to our team. Karen’s depth of experience within wealth management and ongoing leadership as a key executive at a multinational brand, will bring significant value to Cohen & Steers, our Board and our shareholders."

Joseph Harvey, Chief Executive Officer & President, said:
“With her extensive experience leading legal teams and executive leadership at S&P 500 companies, Karen brings a wealth of expertise and a global perspective to Cohen & Steers. Her leadership will be instrumental in helping us shape strategic priorities that align with our commitment to delivering value for our clients and shareholders."

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including listed and private real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

SOURCE: Cohen & Steers
CONTACT: Robert Klemens
Vice President, Communications, Cohen & Steers
media@cohenandsteers.com

Website: https://www.cohenandsteers.com
Symbols: NYSE: CNS

1